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Email	matthew.gilbert@maplesandcalder.com

A-Power Energy Generation Systems, Ltd.
No. 44 Jingxing North Street
Tiexi District
Shenyang, Liaoning
China 110021

24 June 2010

Dear Sirs

A-Power Energy Generation Systems, Ltd. (the "Company")

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Registration Statement defined below.

We have examined the Registration Statement on Form S-8 (the "Registration Statement") of the Company, filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof in connection with the registration under the United States Securities Act of 1933, as amended (the "Securities Act"), of 2,000,000 of the Company’s common shares, par value $0.0001 per share (“Common Shares”) for issuance by the Company pursuant to the Company's 2007 Equity Plan.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The written resolutions of the board of directors of the Company dated 10 December 2007 and the resolutions of the members held at a meeting on 18 January 2008 (the "Resolutions").

1.2	A registered agent’s certificate dated 22 June 2010, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (the "Registered Agent’s Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 23 June 2010 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s Memorandum and Articles of Association.

1.4	The records of proceedings on file with and available for inspection on 23 June 2010 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.5	A certificate from a Director of the Company (the "Director’s Certificate").

1.6	The Registration Statement.

1.7	The Company's 2007 Equity Plan.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	The Resolutions remain in full force and effect.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares registered under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2
The Common Shares have been duly authorised, and when issued and paid for in accordance with the terms of the Company's 2007 Equity Plan and duly registered in the Company's register of members, will be validly issued, fully paid and non-assessable.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

4.4
In this opinion "non-assessable" means that a holder of fully paid shares in the Company has no liability to the Company, as shareholder, except for any liability expressly provided for in the memorandum or articles of association of the Company and any liability to repay a distribution under the Act.

5	CONSENTS

5.1	In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

In providing this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder